Exhibit 10.56

AMENDED AND RESTATED OPERATOR’S AGREEMENT

This Operator’s Agreement (“Agreement”) is made and entered into by and between the Worth County Development Authority, an Iowa not-for-profit corporation (the “WCDA”) and Diamond Jo Worth L.L.C., an Iowa Limited Liability Company (“Diamond Jo”) as of the 5th day of November, 2004.

WHEREAS, the WCDA is an Iowa non-profit corporation, with its principal place of business in Worth County, Iowa, which corporation intends to apply for a license to be granted by the Iowa Racing and Gaming Commission (“the IRGC”) for a gaming facility, and

WHEREAS, Diamond Jo wishes to enter into an Agreement with the WCDA as the operator of such gaming facility pursuant to the rules and regulations of the IRGC.

NOW THEREFORE, for and in consideration of the mutual covenants herein contained, it is agreed as follows:

1.             The parties agree to jointly submit an application to the IRGC (the “Application”) for a license pursuant to which they will operate a gaming facility in Worth County, Iowa.

2.             This agreement shall commence on the date of its execution (the “Commencement Date”) and terminate on March 31, 2015, unless terminated earlier pursuant to paragraph 12 below; provided, however, that so long as Diamond Jo has substantially complied with this Agreement and the IRGC rules and the parties gaming license is renewed and/or in effect, Diamond Jo is hereby granted the right to renew this Agreement for succeeding three year periods, the last of which shall terminate on the last date for licensed gaming as approved by Worth County voters pursuant to Chapter 99F of the Code of Iowa.

3.             Diamond Jo as operator, shall be responsible for the payment of the initial application fees, all annual licensing fees as required by the IRGC, the payment of all premiums or any additional fees required by the IRGC and all gaming taxes under the provisions of Iowa Code Chapter 99F and its regulations and any amendments thereto, all of which are required in order to maintain a gaming license.

4.             Diamond Jo agrees to provide WCDA with all necessary accounting information required by the IRGC to calculate the adjusted gross receipts (which, for the purposes of this Agreement, shall be the same calculation/formula used to determine the gaming taxes as assessed pursuant to Iowa Code Chapter 99F).  Diamond Jo shall comply with all reasonable requests of the WCDA and/or the IRGC, or any other regulatory body of competent jurisdiction to determine the extent of the gaming tax or any fee required under this Agreement, and further agrees to make any payments required in a timely fashion.

5.

A.            Upon issuance of a gaming license by the IRGC and commencing on the commencement of operations (and continuing for the term of this Agreement), Diamond Jo shall pay a fee to the WCDA equal to 5.76% of each week’s adjusted gross receipts (as defined in Section 99F.1(1) of the Iowa Code),  this fee shall include and be in lieu of any fee which might be imposed by a city under 99F.10(3) of the Iowa Code.  The payments hereunder shall be made by 12:00 Noon on Friday following the completion of each calendar week.

B.            From said sums, the WCDA shall be responsible for all distributions required by Iowa Code Section 99F.5, Subsection 1, all of its administrative costs (other than initial application costs), the annual DCI investigation of its board members as required, all legal expenses, salaries, and all related costs associated with the administration of its license.  Diamond Jo agrees to continue to advance WCDA $5,000 each month until commencement of operations, at which time Diamond Jo shall receive a credit for any amounts so advanced to the WCDA.

C.            Diamond Jo covenants and agrees to be responsible for the payment of all regulatory charges as required by the IRGC.  Diamond Jo shall provide, at its expense, all necessary accounting and documentation to establish to the reasonable satisfaction of the WCDA, Worth county and the IRGC, the computation of the fees set forth above.

D.            In the event the wagering tax charged by the State of Iowa under 99F.11 of the code of Iowa is increased above its current top bracket rate of 22% of the adjusted gross receipts, Diamond Jo shall be entitled to a prorated credit against payments due under this Agreement equal to the amount of such increased by any legislation tax payable to the state less any operational cost savings attributable to such legislation.

6.             Diamond Jo agrees to design, construct, operate and manage a casino with no less than 700 gaming positions.  diamond Jo shall design and construct an approved body of water of sufficient size to meet IRGC requirements.  Diamond Jo commits to construct a two phase, 100 room hotel development, subject to obtaining a third party equity investment proposal acceptable to Diamond Jo (and if necessary, the successful completion of an intrastate securities offering) with commencement of construction as soon as is commercially reasonable under the circumstance.

7.             Diamond Jo agrees to hold the WCDA harmless and to defend it from any and all claims arising out of Diamond Jo’s operation of the gaming facility and any related activity of Diamond Jo required by this Agreement, city and county ordinances, or stat or federal statues, and all regulations promulgated thereunder.  Diamond Jo shall be responsible for the payment of all legal expenses incurred by the WCDA in defense of any such claim, and all costs attributable thereto including payments of any settlements, damage awards and interest thereon.  Diamond Jo shall not be responsible for any acts or omissions of the WCDA, and the indemnity shall not apply thereto.

8.             The WCDA agrees with Diamond Jo that it will not enter into any agreements with any operators, and will. not make application to the IRGC for any operator, to operate a gaming facility within Worth County without first obtaining the written consent of Diamond Jo which may be withheld by Diamond Jo for any reason in Diamond Jo’s sole and absolute discretion.  In addition, the WCDA agrees to take all reasonable steps available to the

WCDA to prevent any other operator or excursion boat gambling license holder form conducting, operations within Worth County without the written prior permission of Diamond Jo.

9.             It is agreed that this Agreement is intended to comply with and is subject to all the rules and regulations of the IRGC, the ordinances of Worth County, and the laws of the State of Iowa and of the United States of America.  The terms of this Agreement are subject to amendment to comply with any of said requirements or any changes in any laws or regulations.  In the event that nay provision of this Agreement is determined to be invalid by a court of competent jurisdiction, the remaining provisions of this agreement shall remain in full force and effect.

10.           Diamond Jo agrees that it will provide, at its expense, within the time requirement set forth by the regulations of the IRGC, all necessary audits of financial transactions and conditions of the operations conducted by Diamond Jo, as well as audits of the financial transactions and conditions of Diamond Jo’s total operations as required by the rules and regulations of the IRGC.

11.           Diamond Jo and the WCDA do hereby agree and covenant with each other to comply with the terms of Iowa Code, Section 99F, all chapters of the Iowa Code, the U.S. Federal Code, all City ordinances of Worth County, and any and all regulations promulgated pursuant to any such law as duly adopted.  Both parties represent an covenant with each other that they will cooperate with each other on public relations and marketing issued as appropriate and take all other reasonable actions in order to achieve their mutual goals.

12.           In the event either Diamond Jo or the WCDA is deemed by the other or the IRGC not to be in compliance with the terms of this Agreement, the non-breaching party or the IRGC shall be entitled to specific performance of the terms of this Agreement.  Further, the parties agree that in the event of any operational default, the defaulting party shall be required to cure such default to the satisfaction of the IRGC.  In the event said party does not cure the default to the satisfaction of the IRGC, then the non-defaulting party may, at its option, after obtaining written approval from the IRGC and giving the other party thirty (30) days written notice and opportunity to cure, declare this Agreement terminated.  This Agreement may be terminated by Diamond Jo if the parties are not issued a license by the IRGC on or before January 1, 2005, upon giving WCDA thirty (30) days written notice and opportunity to cure, upon the occurrences of any of the following event:

1.             Loss or suspension for more than thirty (30) days of gaming, liquor or any governmental license required to operate a gaming facility;

2.             Material breach of Diamond Jo’s obligations under this Agreement;

3.             Absence of an operation gaming facility by Diamond Jo in Worth County for more than thirty (30) days in any twelve-month period;

If by reason of Force Majeure (as hereinafter defined) either party is unable to carry out, either in whole or in part, its obligations herein contained, that party shall not be deemed in default and its obligations shall be suspended so long as such inability continues, provided that it shall use commercially reasonable efforts to perform its obligations.  “Force Majeure” shall mean acts of God, winds; hurricanes, tornadoes; fires; epidemic; landslides; earthquakes; floods; strikes; lockouts or other industrial disturbances; acts of public enemies, acts, failures to act or orders of any kind of governmental authorities, action in their regulatory or judicial capacity, which are unrelated to the performance of Diamond Jo; insurrections, military action; war, whether or not it is declared; sabotage; riots; civil disturbances; explosions; or any cause or event, not reasonably within the control of either party, which precludes that party from carrying out, in whole or in part, its obligations under this Agreement.  However, Force Majeure shall not excuse payment of Diamond Jo’s obligations under paragraph 5.A. for the first four weeks of such occurrence; further, in the event that there is no operational gaming facilities by Diamond Jo in Worth County for more than six consecutive months at any time or a total of nine months during the term of this Agreement, Diamond Jo’s obligations herein shall no longer be excused.

13.           Diamond Jo agrees to provide the WCDA financial performance reports of Diamond Jo’s operations on a monthly basis.

14.           This Agreement embodies the entire agreement between the parties and may be amended or supplemented only by and instrument in writing executed by the party against whom the enforcement is sought.

15.           All representations, warranties and indemnities set forth in this Agreement shall survive the execution hereof.

16.           This Agreement may be executed in a number of identical counterparts, and is so executed, each such counterpart is deemed an original for all purposes, and all such counterparts shall collectively constitute on agreement.

17.           This Agreement binds the parties hereto and inures to the benefit of their respective heirs, personal representatives, successors or assigns.

18.           In addition to the acts and deeds recited in this Agreement and contemplated herein, the parties hereto shall execute any and all additional agreements as may be necessary to consummate the transactions contemplated by this Agreement and to fulfill the intentions of this Agreement.

19.           Time is of the essence of this Agreement and each and every provision contained herein.

20.           In the event a dispute arises between the parties, hereto, each party shall be responsible for paying its own attorney’s fees and court costs, if any, incurred in connection with such dispute.

21.           If and in the event of a dispute arising hereunder, venue is vested in the Iowa District Court for Worth county, or in any Federal District Court in Iowa which has jurisdiction.  Diamond Jo acknowledges that it has negotiated in agreement in Worth County, Iowa, and has made numerous business contacts and entered into agreements relating to matters sufficient to confer jurisdiction on the Iowa District Court in and for Worth County.

22.           The parties hereto represent to each other that each has the full right, power and authority to enter into this Agreement and to fully perform its obligations.  the person executing this Agreement warrant and represent that each has the authority to execute in the capacity stated and to bind the parties hereto.

23.           If, and in the event, any provision of this Agreement is determined to be invalid for any reason, it shall be severed and all other provisions not determined invalid shall continue with full force and effect.

24.           No failure by either party hereto, at any time, to require the performance by the other of any terms of this Agreement, shall in any way affect the right of either party to enforce such terms, nor shall any waiver, by either party of any terms hereof be taken or held to be a waiver of any other provisions of this Agreement.  No waiver of any term or provision of this Agreement shall be effective unless the same is in writing, signed by the parties hereto.

25.           This Agreement is entered into in the State of Iowa and shall be construed in accordance therewith, and all of the rights and obligations hereunder shall be determined in accordance with the laws of the State of Iowa.  This Agreement is expressly subject tot the consent of the IRGC and Diamond Jo’s lenders.

This Agreement is signed and entered into as of the day and year first above written.

DIAMOND JO WORTH, L.L.C.

By	/s/ Natalie Schramm

WORTH COUNTY DEVELOPMENT AUTHORITY

By	/s/ Steven C Miller Jr

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